EXHIBIT 10.45

May 15, 2007

Name

Address 1

Address 2

Dear Name:

I am pleased to inform you that Regions Financial Corporation, on April 24, 2007, granted you options to purchase a total of «TotalShares» shares of its Stock at the option price of $35.135 per share, which was the Fair Market Value of each share of Regions common stock on the date of grant. This grant is made pursuant to a uniform plan of compensation for Non-Employee Directors. The value of the options will be determined by the amount of any appreciation in the price of Regions common stock in the future, which in turn is dependent upon our ability to continue performing well as a company.

This Award was granted to you under the Regions Financial Corporation 2006 Long Term Incentive Plan (the Plan). This document sets out some of the specific terms of your award and constitutes the Award Agreement required by the Plan. The terms and conditions of the Plan are incorporated in this Award Agreement by reference as if fully set forth herein. Unless otherwise defined herein, capitalized terms in this Award Agreement have the same definitions as set forth in the Plan. In the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan will control. A copy of the Plan document is enclosed.

Your Award consists of Non-Qualified Stock Options. Exercising a Non-Qualified Stock Option is a taxable event. A copy of the prospectus for the Plan is enclosed and you may refer to it for an explanation of certain federal income tax consequences. Since tax laws often change, you should consult your tax advisor to obtain current information at any given time in the future and to determine how the taxable consequences of exercising your options will affect you.

You should retain this Award Agreement, the Plan document and the prospectus for future reference.

Your options will become exercisable over the next three years, beginning on April 24, 2008, as follows:

Date	Number of Options Becoming Exercisable
April 24, 2008	«NQO1»
April 24, 2009	«NQO2»
April 24, 2010	«NQO3»
Total	«TOT_NQO»

«Name»

Certain circumstances, as set forth in this paragraph, will affect your options. Your options will become immediately exercisable in full if your service on the Board ceases by reason of death, Disability, or retirement from the Board at or after age 65. If your service on the Board ceases for reasons that constitute cause, your unexercised options, whether exercisable or unexercisable, will automatically and immediately lapse and be forfeited.

The last day any of these options can be exercised (assuming they are exercisable at the time in accordance with the other terms and conditions of this Award Agreement and the Plan) is April 23, 2017. This period of time from April 24, 2007 to April 23, 2017 is known as the “option period”. The option period can end before April 23, 2017 in certain circumstances. The amount of time you have to exercise your exercisable options after certain events is set forth in the following table.

EVENT
Service ceases by reason of
	Death	Disability	Retirement at or after age 65	Other cessation of service	Cessation of service for cause
LENGTH OF TIME TO EXERCISE FROM DATE OF EVENT	1 year	1 year	By close of stock market on 4/23/2017	3 months	0 days

If you die during the one year period applicable to Disability or the three month period applicable to other cessation of service, then the options will be exercisable for one year following the date of your death. After death or Disability, the options may be exercised by your representative or beneficiary.

You may exercise the exercisable portion of your options in whole or part by submitting a completed stock option exercise form (enclosed) to the Regions Human Resources Division at the address shown on the exercise form. If the options are exercised by a person other than you, such person may also be required to provide appropriate proof of his or her right to exercise the options. You may pay the option price due at exercise (i) in cash or by check, (ii) by tendering previously owned unrestricted shares of Regions common stock having an aggregate fair market value at the time of exercise equal to the total option price if you have held such shares for at least six months, or (iii) by a combination of (i) and (ii). You may also make cashless exercises (a simultaneous exercise and sale). However, your ability to make cashless exercises may be affected by the federal securities laws. For example, because a cashless exercise involves a sale of Regions securities on your behalf, such a transaction would not be permissible if at the time of the transaction you were in possession of undisclosed, material information concerning Regions. Please consult with the Law Department if you have any questions concerning your ability under the securities laws to make a cashless exercise at any time. Upon exercise of the options, you may elect to satisfy any federal tax withholding requirements in whole or in part by having shares withheld that you would otherwise receive, to the extent and in the manner allowed by the Plan.

If at any time the Committee shall determine in its discretion, that listing, registration or qualification of the shares of stock covered by the options upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the options, the options may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

By signing this Award Agreement, you accept the Award on the terms and subject to the conditions set forth in this Award Agreement and you further acknowledge and agree that, subject to the terms of the Plan, (1) this Award Agreement contains the entire agreement of Regions and you relating to the subject matter of this Award

«Name»

Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth in this Award Agreement; (3) that no provision of this Award Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing and is signed by an officer of the Company actually authorized to do so, and (4) that this Agreement is binding on the Company’s and your successors and assigns.

If you have any questions, please call XXXXXX, XXXXXX, or XXXXXXX at 205-264-XXXX. Please sign the duplicate copy of this letter and return it in the enclosed envelope.

Thank you for your service to Regions!

Sincerely,

C. Dowd Ritter

President & Chief Executive Officer

Received and accepted this _______ day of ______________________, 2007

Signature:_____________________________________________________________

                (Name)